Exhibit 99.2

Mourant Ozannes, BVI 5th Floor Waters Edge Building Wickham’s Cay II PO Box 4857 Road Town, Tortola British Virgin Islands T +1 284 852 1700 F +1 284 852 1799

BrilliA Inc 220 Orchard Road Unit 05-01, Midpoint Orchard Singapore 238852 (the Addressee)

Date: 12 September 2024

Our ref:     8064395/251249416/1

Dear Addressee

Bra Pro Limited (the Company)

We have acted as British Virgin Islands legal advisers to the Addressee in connection with the registration statement on Form F-1 (the Registration Statement) which will be filed with the US Securities and Exchange Commission (the SEC) under the US Securities Act of 1933 (the Securities Act) around the date of this opinion, relating to the Addressee’s initial public offering.

The Addressee has asked us to provide this opinion in relation to the Company (being a British Virgin Islands company and majority owned subsidiary of the Addressee) and those sections of the Registration Statement concerning matters of British Virgin Islands law.

1.	Documents, searches and definitions

1.1	We have reviewed a copy of each of the following documents for the purposes of this opinion:

(a)	the Registration Statement;

(b)	the Company’s certificate(s) of incorporation (the Certificate of Incorporation) and memorandum and articles of association (the M&A) obtained from the Company Search;

(c)	a certificate of the Company’s registered agent dated 8 August 2024 (the Registered Agent’s Certificate);

(d)	a certificate of good standing for the Company dated 11 September issued by the Registrar (the Certificate of Good Standing); and

(e)	the Company’s register of members (the Register of Members) and register of directors (the Register of Directors) provided to us by CNP Group on 29 May 2024.

1.2	We have carried out the following searches (together, the Searches) in relation to the Company:

(a)	a search of the records maintained by the Registrar that were on file and available for public inspection on 11 September 2024 (the Company Search); and

(b)	a search of the records of proceedings in the BVI Courts (defined below) available for public inspection contained in the judicial enforcement management system (the electronic register of proceedings) maintained at the registry of the High Court of Justice of the Virgin Islands (the High Court) on 11 September 2024 (the High Court Search).

Mourant Ozannes, BVI is a British Virgin Islands partnership

mourant.com

1.3	In this opinion:

(a)	agreement includes an agreement, deed or other instrument;

(b)	BVI means the territory of the British Virgin Islands;

(c)	BVI Courts means the Eastern Caribbean Supreme Court, Court of Appeal (Virgin Islands) and the High Court (Civil and Commercial Divisions), and BVI Court means any of them;

(d)	Companies Act means the BVI Business Companies Act (Revised Edition) 2020;

(e)	Company Records means the Certificate of Incorporation, the M&A, the Register of Directors, Register of Members, the Certificate of Good Standing, and the Registered Agent’s Certificate;

(f)	executed means (unless the context requires otherwise) that a document has been signed, dated and unconditionally delivered;

(g)	Insolvency Act means the Insolvency Act, 2003 (as amended);

(h)	Prospectus means the prospectus that forms part of the Registration Statement;

(i)	Registrar means the Registrar of Corporate Affairs appointed under the Companies Act; and

(j)	signed means that a document has been duly signed or sealed.

2.	Assumptions

We have assumed (and have not independently verified) that:

2.1	each document examined by us:

(a)	whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect; and

(b)	was (where it was executed after we reviewed it) executed in materially the same form as the last draft of that document examined by us;

2.2	there are no documents or arrangements to which the Company is party or resolutions of the Company’s directors or shareholders that conflict with, or would be breached by, any term of the Registration Statement;

2.3	the Company is not insolvent (as defined in the Insolvency Act) and no steps have been taken, or resolutions passed, to appoint a liquidator of the Company or a receiver in respect of the Company or any of its assets;

2.4	the Company is not carrying on any financial services business (as defined in the Financial Services Commission Act, 2001 (as amended));

2.5	the Company is not, nor is it owned or controlled directly or indirectly by, a state or sovereign entity;

2.6	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.7	in relation to the Searches:

(a)	all public records of the Company we have examined are complete and accurate;

(b)	all filings required to be made in relation to the Company with the Registrar have been made and there was no information which had been filed that did not appear on the records of the Company at the time of the Company Search; and

(c)	the information disclosed by the Searches was at the time of each search, and continues to be, accurate and complete;

2.8	the Company Records were and remain at the date of this opinion accurate and complete; and

2.9	no monies paid to or for the account of any party under the Registration Statement, or property received or disposed of by any party in connection with the Registration Statement, or the performance of the transactions contemplated by the Registration Statement, represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997 (as amended)).

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion.

3.1	Status: the Company is registered under the Companies Act, validly exists under the laws of the BVI and, on the date of issue of the Certificate of Good Standing, is of good standing with the Registrar.

3.2	Information summary: the information contained in the Prospectus under the headings:

(a)	“Risk Factors”;

(b)	“Enforceability of Civil Liabilities”;

(c)	“History and Corporate Structure”; and

(d)	“Regulatory Environment”,

insofar and to the extent that such information constitutes matters of BVI law or summarises BVI legal matters or contains any conclusions specifically referenced to BVI law, is accurate in all material respects.

4.	Qualifications and observations

This opinion is subject to the following qualifications and observations.

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, liquidation, moratorium, court schemes and other laws and legal procedures of general application affecting or relating to the rights of creditors.

4.2	The Company Search will not reveal any document which has not been filed with the Registrar or which was filed but was not registered or did not appear on the Company’s file at the time of the Company Search.

4.3	The High Court Search will not reveal (among other things) if there are any:

(a)	proceedings or appointments that have not been filed or that have been filed but have not been recorded in the High Court’s judicial enforcement management system or that have been filed but did not appear on the High Court’s judicial enforcement management system at the time of the High Court Search;

(b)	proceedings commenced prior to 1 January 2000 if no document has been filed since that date;

(c)	proceedings against the Company that have been threatened but not filed;

(d)	files that have been sealed pursuant to a court order; or

(e)	arbitration proceedings in which the Company is a defendant or respondent.

4.4	The Insolvency Act requires a receiver appointed in respect of a BVI company (or any of its assets) to file a notice of appointment with the Registrar and (if the company is or has been a regulated person (as defined in the Insolvency Act)) with the British Virgin Islands Financial Services Commission. If the receiver fails to do so, the receiver will be guilty of an offence and liable to a fine. This does not, however, invalidate the receiver’s appointment.

4.5	Under the Companies Act, a company is of good standing if the Registrar is satisfied that it:

(a)	is listed on the register of companies maintained by the Registrar;

(b)	has paid to the Registrar all fees, annual fees and penalties due and payable;

(c)	has, where applicable, filed its annual return (as defined in the Companies Act) in accordance with section 98A of the Companies Act or it is not yet due to file its annual return; and

(d)	has filed with the Registrar a copy of its register of directors which is complete (to the satisfaction of the Registrar as to the requisite information relating to each director and is properly filed) or is not yet due to file its register of directors with the Registrar.

4.6	The requirement for a BVI company to file an annual return (as defined in the Companies Act) in accordance with section 98A of the Companies Act does not apply to:

(a)	a listed company;

(b)	a company that is regulated under a financial services legislation and provides financial statements to the British Virgin Islands Financial Services Commission in accordance with the requirements of that financial services legislation;

(c)	a company that files its annual tax return to the Inland Revenue Department accompanied by the company’s financial statements; and

(d)	a company in liquidation (unless the annual return has become due prior to the commencement of the liquidation).

5.	Limitations

5.1	This opinion is limited to the matters expressly stated in it and it is given solely in connection with the Registration Statement.

5.2	For the purposes of this opinion, we have only examined the documents listed in paragraph 1.1 above and carried out the Searches. We have not examined any term or document incorporated by reference (including any agreement), or otherwise referred to, whether in whole or part, in any of those documents and we offer no opinion on any such term or document.

5.3	We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than the BVI or the effect of the Registration Statement under those laws. In particular, we express no opinion as to the meaning or effect of any foreign statutes referred to in any document listed in paragraph 1.1 above.

5.4	We assume no obligation to advise the Addressee (or any person we give consent to rely on this opinion) in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.

6.	Governing law

This opinion, and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, laws in force in the BVI on the date of this opinion.

7.	Reliance

7.1	Subject to paragraphs 7.2 and 7.3 (below), this opinion is only addressed to, and for the benefit of, the Addressee.

7.2	We consent to:

(a)	the filing of a copy of this opinion as Exhibit 99.2.1 to the Registration Statement; and

(b)	reference to us being made in the sections of the Prospectus under the headings Enforceability of Civil Liabilities, Regulatory Environment and Legal Matters and elsewhere in the Prospectus.

7.3	In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated by the SEC under the Securities Act.

Yours faithfully

Mourant Ozannes (British Virgin Islands)

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